EXHIBIT 10.19

Execution Copy

May 31, 2018

Matt Davidson

1034 Garfield Avenue

Venice, California 90291

Re: Transition Agreement

Dear Matt:

This letter sets forth the substance of the Transition Agreement (the “Transition Agreement” or “Agreement”) which Verrica Pharmaceuticals, Inc. (the “Company”) is offering to you.

1. Transition Services. If you timely return this fully signed and dated Agreement to the Company and comply fully with your obligations hereunder, you have the opportunity to receive the benefits described below. If you execute this Agreement, your last day of employment will be the earliest of the following: (i) the date of the pricing of the Initial Public Offering of the Company (“IPO”); (ii) the date on which the Board of Directors of the Company (the “Board”) decides not to proceed with an IPO; or (iii) August 1, 2018 (as applicable of (i)-(iii), the “Separation Date”).

2. Transition Period and Severance Payments. The period between the date of this Agreement and the Separation Date is referred to herein as the “Transition Period”). During the Transition Period, the parties expect that you will continue your current employment on the same terms and conditions that you currently have. The parties acknowledge that your planned separation from the Company on the Separation Date does not entitle you to any severance benefits under the Employment Agreement between you and the Company dated December 1, 2015 (the “Employment Agreement”). However, if you (a) execute this Agreement and, prior to the end of the Transition Period, have not either (i) been terminated for “Cause” or (ii) voluntarily resigned from your employment; (b) remain in material compliance with your obligations hereunder; (c) resign from the Board effective on the Separation Date by executing and delivering to the Board the resignation letter attached as Exhibit A (the “Resignation Letter”) on or before the Separation Date; and (d) execute the Updated Release of Claims attached to this Agreement as Exhibit B and made a part of this Agreement (the “Updated Release”) on the Separation Date, then the Company will provide you with the following “Severance Benefits:”

a. If, notwithstanding Section 1, your employment is terminated by the Company without Cause (as defined in this Agreement below) prior to the end of the Transition Period, such termination will be considered a “Covered Termination” pursuant to your December 2, 2015 Employment Agreement and Amended and Restated Restricted Stock Purchase Agreement and you will be eligible for the severance benefits set forth in your Employment Agreement in lieu of any Severance Benefits set forth in Sections 2(b) through 2(e) below.

b. The Company will offer you the Consulting Agreement attached as Exhibit C (the “Consulting Agreement”), which shall be effective immediately upon the Separation Date.

c. If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following the Separation Date, then the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), your and your dependents’ COBRA premiums until the earliest of (A) twelve (12) months after the Separation Date (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you and your dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible for reimbursement in accordance with this Section 2(c), in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. If you become eligible for coverage under another employer’s group health plan through new employment or self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all further payments and obligations under this clause will cease.

d. You will be invited to participate with the Company in any “ringing of the bell” ceremony at NASDAQ.

e. You will agree to serve on the scientific advisory board of the Company (SAB) for one year after the Separation Date and, in connection therewith, will execute the Company’s standard form of scientific advisory board agreement. You may, at your option, continue your service on the SAB after the one-year anniversary of the Separation Date for up to the remainder of the Consulting Period and attend meetings of the SAB to which you are invited by the Company.

3. Employment Pay and Cause Definition. Your at-will employment during the Transition Period will be at the same salary and with the same benefit eligibility in effect prior to the date of this Agreement. As used in this Agreement, “Cause” means (i) your material breach of this Agreement causing material harm to the Company or (ii) engaging in competitive activities for a person or entity other than the Company, where such activities involve (x) any products that include cantharidin, cantharidic acid, norcantharidin, palasonin, endothal, fostriecin and okadaic acid or any of the molecules listed in Exhibit F and any reasonably related medicinal chemistry derivatives or analogs, or (y) any products being developed for the treatment of any of the following indications for which the Company is currently planning to develop its drugs: molluscum contagiosum, common warts, plantar warts, subungual warts, flat warts, actinic keratosis, genital warts and seborrheic keratosis (collectively, the activities described in clause (ii) in this sentence are referred to herein and in the Consulting Agreement as the “Competitive Activity(ies)”) provided, however, that before Cause exists under (i), the Company must first provide you with specific written notice of the events underlying its position that Cause exists and provide you with a 30-day opportunity to cure.

4. Accrued Salary. On the Separation Date, the Company will pay you all accrued salary and accrued vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement.

5. Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which separation occurs, depending on the terms of the Plan. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the Company paying for your and your dependents’ premiums as described in Section 2 above, if applicable. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of your Separation Date; however, you may elect to convert your Employer-Sponsored Group Life Insurance by contacting Jessica DeGraff at 434-980-8109 on or before the date that is twenty (20) days after your Separation Date.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) Plan rollover procedures should you be a participant in this program.

6. Restricted Stock. As of May 31, 2018, you hold 1,454,946 shares of restricted common stock of the Company (the “Restricted Shares”) subject to the terms of an Amended and Restated Stock Purchase Agreement, dated December 2, 2015 (the “Stock Purchase Agreement”). Notwithstanding anything to the contrary in the Stock Purchase Agreement if you (i) timely execute this Agreement and the Updated Release and comply fully with your obligations hereunder, (ii) do not voluntarily resign or get terminated for Cause before the end of the Transition Period, and (iii)

execute the Consulting Agreement on the Separation Date and become a consultant to the Company effective as of the Separation Date, then (A) the Restricted Shares will continue to be eligible to vest in accordance with the terms of the Stock Purchase Agreement during the term of the Consulting Agreement and (B) effective as of the Separation Date, the definitions of “Cause” and “Good Reason” set forth in Section 4 of the Stock Purchase Agreement will automatically be deleted in their entirety, and the definition of “Covered Termination” in Section 4 of the Stock Purchase Agreement will automatically be amended to read as follow:

“Covered Termination. For purposes of this Agreement, “Covered Termination” means the termination of Purchaser’s employment by the Company without “Cause” prior to the end of the “Transition Period,” (with Cause and Transition Period as defined in the May 31, 2018 Transition Agreement between Purchaser and Company), or the termination of the Consulting Agreement between Purchaser and the Company (the “Consulting Agreement”) (i) by Purchaser due to Client Material Breach (as defined in the Consulting Agreement) or (ii) by the Company for any reason other than Consultant Material Breach (as defined in the Consulting Agreement).”

and (C) the Restricted Shares will remain subject to the terms of the Stock Purchase Agreement, as modified by this Section 6. If, as of the Separation Date, you have not timely satisfied the conditions in clauses (i), (ii) and (iii) of this Section 6, you will forfeit the Restricted Shares for no consideration as of the Separation Date.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement or the Consulting Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

8. Expense Reimbursements. You agree that, within ten (10) business days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9. Return of Company Property. By the Separation Date, you agree that you will, to the best of your knowledge, return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, contact lists, correspondence (including e-mails), specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) except for any Company Property that the Company permits you to keep in connection with your performance of services under the Consulting Agreement. If after the Separation Date you learn of any additional Company Property in your possession, you will promptly return it to the Company. Please coordinate return of Company property with the Company. Receipt of Severance Benefits under this Agreement and the amendment to the Stock Purchase Agreement as set forth in Section 6 are expressly conditioned upon your material compliance with this Section 9.

10. Confidential Information Continuing Obligations. Both during and after your employment you acknowledge your continuing obligations under Section 4 of your Employment Agreement and the At-Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement that you executed on August 9, 2013 (the “Confidentiality Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitations. A copy of your Employment Agreement is attached hereto as Exhibit D and a copy of your Confidentiality Agreement is attached hereto as Exhibit E. If you have any doubts as to the scope of the restrictions in your agreement, you should contact the Chief Executive Officer of the Company immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreements which you signed. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You acknowledge that in connection with the Company’s anticipated filing with the SEC, the Company intends to include this Agreement with its filing, in accordance with SEC requirements and applicable law.

12. Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, shareholders, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. The Company, and its affiliated persons, agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligation under this Section 12 extends to its officers and directors.

13. Releases. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (collectively, the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the California Labor Code; the California Family Rights Act; the California Fair Employment and Housing Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the California Department of Fair Employment and Housing, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company (as modified hereby); however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement. Nothing in this Agreement or release affects rights to indemnification you may have for any liabilities arising from your actions within the course and scope of your role as an officer or director of the Company.

The Company hereby generally and completely releases, acquits and forever discharges you of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, provided, however, that this release shall not extend to: (i) any claims arising after the date this Agreement is signed, including without limitation any claims for breach of this Agreement; (ii) claims arising at any time from your contractual, statutory, and common law obligations to refrain from the unauthorized use or disclosure of the Company’s confidential, proprietary, or trade secret information; or (iii) claims arising at any time from your willful misconduct.

14. Section 1542 Waiver. In giving the releases herein, which includes claims which may be unknown the parties at present, you and the Company acknowledge that you and the Company have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the release of claims herein, including but not limited to the releases of unknown claims.

15. Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement and waiving and releasing any Claims you may have as of the date you execute it, except as expressly carved out in Section 13. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

16. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17. Breach. You agree that upon any material breach of this Agreement by you that would constitute (i) grounds for termination for Cause hereunder or (ii) Consultant’s Material Breach as defined in the Consulting Agreement, you will forfeit all benefits owing to you, but not yet provided to you, under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

18. Miscellaneous. This Agreement, including Exhibits A, B, C, D, E, and F constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign and date below within seven (7) days after your receipt of this Agreement, and then send me the fully signed Agreement.

I thank you for your efforts to date on behalf of the Company and thank you in advance for your cooperation in successfully completing the Transition Period. I also wish you good luck in your future endeavors.

Sincerely,

VERRICA PHARMACEUTICALS, INC.

By:	/s/ Ted White
Name: Ted White
Title: CEO

/s/ Matthew Davidson
Matthew Davidson

Exhibit A – Resignation Letter

Exhibit B – Updated Release of Claims

Exhibit C – Consulting Agreement

Exhibit D – Employment Agreement

Exhibit E – At-Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement

Exhibit F – Drawing of molecules (for definition of Competitive Activities)

Exhibit A

RESIGNATION LETTER

May 31, 2018

The Board of Directors

Verrica Pharmaceuticals, Inc.

Re: Resignation

Dear Members of the Board of Directors:

I hereby resign as an officer and a member of the Board of Directors (including any committees thereof) of Verrica Pharmaceuticals, Inc. (the “Company”), and any subsidiary of the Company, and from any other offices I may hold with the Company, effective on the Separation Date (as defined in the May 31, 2018 Transition Agreement between the Company and me).

Sincerely,

/s/ Matthew Davidson

Matthew Davidson

Exhibit B

UPDATED RELEASE OF CLAIMS

Verrica Pharmaceuticals, Inc. (the “Company”) and Matthew Davidson (the “Employee”) entered into a Transition Agreement dated May 31,2018 (“Agreement”). The parties to that Agreement hereby further agree as follows:

1. A blank copy of this Updated Release of Claims (“Updated Release”) was attached to the Agreement as Exhibit B.

2. In consideration of the provision to the Employee of the Severance Benefits described in Section 2 of the Agreement for which the Employee becomes eligible only if the Employee signs this Updated Release, the Employee and Company hereby extend the release of claims in Sections 13 and 14 of the Agreement to any claims that arose through the date the Employee and Company sign this Updated Release and extends the representations the Employee has made in Section 15 of the Agreement through the date the Employee signs this Updated Release.

3. The parties agree that this Updated Release is a part of the Agreement.

VERRICA PHARMACEUTICALS, INC.

By:
Name:
Title:

Matthew Davidson

Exhibit C

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and between Verrica Pharmaceuticals, Inc. (“Client”) and Matthew Davidson, an individual (“Consultant”) is effective as of May 31, 2018, (the “Effective Date”).

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Engagement of Services. Consultant agrees to provide consulting services to include, among other things, transition services (the “Services”) and other services upon reasonable request of the Chief Executive Officer, Chief Operating Officer, or Chief Medical Officer (each, an “Executive”) of the Client, subject to the parameters described in this Agreement. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. It is understood and agreed that Consultant is free to perform work for, and be employed by, entities and persons (including himself) other than the Client during the term of this Agreement so long as such work does not involve “Competitive Activity(ies),” as defined in your May 31, 2018 Transition Agreement (the “Transition Agreement”).

2. Anticipated Hours; Tracking of Hours.

2.1 Consultant agrees to make himself reasonably available to perform such Services throughout the Consulting Period (as defined in Section 15.1) and to be reasonably available to meet or otherwise communicate with the Client, according to the following:

(a) During the first month of the Consulting Period, Consultant will be available to perform the Services for forty (40) hours per week (with such available hours to be pro-rated for the first week if the Effective Date does not start on a Monday).

(b) During the second month of the Consulting Period, Consultant will be available to perform the Services for thirty (30) hours per week.

(c) During the third month of the Consulting Period, Consultant will be available to perform the Services for twenty (20) hours per week.

(d) During the fourth month of the Consulting Period, Consultant will be available to perform the Services for ten (10) hours per week.

(e) During the fifth through twelfth months of the Consulting Period, Consultant will be available to perform the Services for four (4) hours per week.

(f) For all months after the twelfth month of the Consulting Period (each a “Post-Anniversary Month”), Consultant will be available to perform services for ten (10) hours per month.

2.2 Consultant will provide Client with records of the number of hours that he performs services on a weekly and monthly basis. In the event that Consultant performs services during fewer hours than stated in Section 2.1(a) through (e) for any given period(s), then the balance of those hours for such period(s) will be accumulated (the “Pooled Hours”). For the avoidance of doubt, no Pooled Hours accumulate for any Post-Anniversary Month. Consultant will use reasonable efforts to comply with Client’s request that Consultant perform additional services using the Pooled Hours in future months during the Consulting Period (which hours shall be in addition to the number of hours described in Sections 2.1(a) through 2.1(f) for the applicable period), provided that, (i) Consultant will perform no more than four (4) additional Pooled Hours in any given month, and (ii) all unused Pooled Hours shall expire upon the expiration or termination of this Agreement without any effect on Consultant’s compensation under this Agreement. Consultant is not entitled to any additional compensation if he uses Pooled Hours to perform the Services.

3. Compensation.

a. In consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, Client will pay Consultant a consulting fee of $29,375 per month for the first twelve (12) months of performance under this Agreement (the “Monthly Fee”). Following the completion of a month, Consultant will submit an invoice stating the number of hours during each week of the month that he performed services under this Agreement. The Client will pay the amount due the Consultant within thirty (30) business days after receipt of Consultant’s monthly invoice.

b. For any Post-Anniversary Month, Client will pay Consultant a consulting fee of $300 per hour (the “Hourly Fee”) for his performance of the Services under this Agreement up to the limit set in Section 2.1(f). Following the completion of a month, Consultant will submit an invoice stating the number of hours during each week of the month that he performed services under this Agreement. The Client will pay the amount due the Consultant within thirty (30) days after receipt of Consultant’s monthly invoice.

c. For the avoidance of doubt, Consultant is not entitled to the Hourly Fee or any additional payment for any Pooled Hours used during any month, including any Post-Anniversary Month.

d. Consultant shall not perform services in excess of the number of hours described herein (including the Pooled Hours), and Client shall not be obligated to pay for any hours in addition to the number of hours described herein, unless Consultant and Client have mutually agreed in writing in advance.

4. Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto; provided, however, that it is understood that Work Product does not include any of Consultant’s work for non-Client persons or entities during the term of this Agreement if, and only if, (x) such outside work does not constitute Competitive Activity; and (y) Consultant does not use, include or incorporate Client’s Confidential Information, Work Product or other intellectual property rights in any such outside work or use Client’s facilities or equipment to create it. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

5. Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

6. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 4 and 5 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.

7. Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. Consultant shall not seek payment from Client on Consultant’s equipment, tools and other materials used to perform the Services hereunder unless Client provides prior written approval for such charge. Consultant is not authorized to represent that he is an agent, employee or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness to perform Consultant’s obligations in this Agreement and hereby warrants that such services shall to the best of Consultant’s abilities be performed in accordance with the highest professional standards in the field; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder. It is agreed that Client will pay for all pre-approved reasonable travel and business related expenses of Consultant in performing services under this Agreement.

8. Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

9. Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and his employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

10. No Employee Benefits. Except as provided in Section 2(b) of the Transition Agreement, Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs other than COBRA reimbursements that he is eligible to receive under the Transition Agreement, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.

11. Expenses and Liabilities. Except for pre-approved reasonable travel and business expenses incurred in connection with services provided under this Agreement, the approval of which the Client shall not unreasonably withhold, Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

12. Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Subject to Section 13, Consultant reserves the right to perform services for other entities and persons, provided that the performance of such services do not involve Competitive Activities.

13. No Conflict of Interest. During the Consulting Period, Consultant will not accept work, enter into a contract, or provide services to any third party that constitutes Competitive Activities.

14. Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement or in Consultant’s prior capacity as an employee of Client that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates, with it being understood that Consultant is not precluded from using consultants, CROs, etc. for his non-Client activities so long as his use of such persons and/or entities does not involve Consultant’s use or disclosure of Confidential Information, Work Product or the Client’s Intellectual Property.

Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant, outside of Consultant’s role as a consultant to Client or prior role as an employee of Client, free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any Confidential Information communicated to Consultant by Client and outside of Consultant’s role as a consultant to Client or prior role as an employee of Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15. Term and Termination.

15.1 Term. The term of this Agreement (the “Consulting Period”) shall be through the earliest of: (i) the date on which the FDA approves or rejects the NDA for VP-102; or (ii) the date on which Consultant’s Restricted Shares (as defined in the Transition Agreement) are fully vested, unless earlier terminated as provided in Section 15.2 this Agreement.

15.2 Termination. The foregoing notwithstanding, Client may terminate this Agreement immediately upon a Consultant Material Breach, and Consultant may terminate this Agreement immediately upon a Client Material Breach. The parties agree that a “Consultant Material Breach” shall occur if: (i) Consultant materially breaches this Agreement causing material harm to the Client; or (ii) Consultant knowingly, intentionally and materially breaches this Agreement; or (iii) Consultant engages in Competitive Activities for a person or entity other than the Company; or (iv) Consultant knowingly and intentionally breaches any material obligation not to use or disclose Client’s Confidential Information; provided, however, that before Consultant Material Breach exists under (i) or (ii) the Client must first provide Consultant with specific written notice of the events underlying its position that Consultant Material Breach exists and provide Consultant with a 30-day opportunity to cure. The parties agree that a “Client Material Breach” shall occur if Client materially breaches this Agreement, including, without limitation, its obligation to timely pay the Monthly Fee.

15.3 Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession. In the event the Client terminates this Agreement due to Consultant Material Breach, or if Consultant terminates this Agreement without a Client Material Breach, Consultant will not receive any additional consulting fees or other compensation for services performed after the date of termination. In addition, upon Consultant’s termination of this Agreement due to Client Material Breach, or upon Client’s termination of this Agreement for any reason other than a Consultant Material Breach, Consultant will receive a lump sum payment equal to $300,000 less the total amount of Monthly Fees paid through the date of termination, with such payment to be made within ten (10) business days after such termination and the accelerated vesting of Consultant’s Restricted Shares pursuant to the terms of the Stock Purchase Agreement (as defined in the Transition Agreement and as modified by Section 6 of the Transition Agreement).

15.4 Survival. The rights and obligations contained in Sections 4-7, 9-10, 14, 15.3, 15.4, and 16-22 will survive any termination or expiration of this Agreement.

16. Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

17. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

18. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Any suit involving this Agreement shall be brought in a court sitting in California. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

19. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20. Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

21. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).

22. Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter; provided however, if the parties have entered into any separate agreements governing the previous employment relationship between the parties, then such agreements may have provisions that survive the termination of Consultant’s relationship with Client under this Agreement, may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“CLIENT”		“CONSULTANT”

VERRICA PHARMACEUTICALS, INC.		MATTHEW DAVIDSON

By:	/s/ Ted White	/s/ Matthew Davidson
Name (print):	Ted White	Name (print):	Matthew Davidson
Title:	CEO	Address:
Telephone:
Fax:		Tel:
Fax:

Exhibit D

EXECUTION VERSION

VERRICA PHARMACEUTICALS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into by and between Matthew Davidson, Ph.D. ("Executive"), and Verrica Pharmaceuticals Inc. (the "Company") (together referred to herein as the "Parties"), effective as of December 2, 2015 (the "Effective Date").

RECITALS

A. The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B. Executive desires to provide services to the Company on the terms herein provided.

C. Certain capitalized terms used in this Agreement are defined in Section 12 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. **Employment.**

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Executive shall have the title of Chief Executive Officer of the Company, and shall report to the Board of Directors of the Company. Executive shall also serve in such other capacity or capacities as the Company may from time to time prescribe. As a Company employee, Executive will be expected to comply with Company policies.

(c) Location. Executive shall perform services for the Company at the Company's offices in San Carlos, California; *provided*, *however*, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

(d) Exclusivity. During the term of this Agreement, Executive shall devote Executive's entire working time, attention and energies to the business of the Company.

2. **Compensation and Related Matters.**

(a) Base Salary. Executive's annual base salary ("Base Salary") as of December 1, 2015 shall be $180,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company's normal payroll practices. In addition, on the first payroll date following the Effective Date, the Company shall pay to Executive in a single cash lump sum, less payroll deductions and all required withholdings, the amount of $132,000. Executive's Base Salary shall be increased to $200,000 per year beginning January 1, 2016. In addition, the Board or a committee of the Board shall review Executive's Base Salary periodically and may increase Executive's Base Salary in connection with such reviews.

(b) Bonus. Beginning in 2016, Executive shall also be eligible for an annual bonus (the "Annual Bonus") based upon the Board's or a committee of the Board's evaluation of the achievement of specific individual and/or Company-wide performance goals determined in consultation with Executive at the beginning of each year. Executive's Annual Bonus will be targeted at 35% of Base Salary as of the Effective Date. The Annual Bonus, if any, shall be payable, less authorized deductions and required withholdings, no later than March 15th following the end of the applicable calendar year.

(c) Vacation; Benefits. Executive shall be entitled to paid time-off and such other benefits in accordance with Company policy for similarly situated senior management of the Company.

(d) Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive's duties hereunder in accordance with the Company's expense reimbursement policies.

3. **Termination.**

(a) At-Will Employment. The Company and Executive acknowledge that Executive's employment is and shall continue to be "at-will," as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive's job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This "at-will" nature of Executive's employment shall remain unchanged during Executive's tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company's request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. **Obligations upon Termination of Employment.**

(a) Executive's Obligations.

(i) Confidentiality. Without limiting the At-Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement executed by Executive as of August 9, 2013 (the "Confidential Information Agreement"), except (A) as Executive reasonably and in good faith determines to be required in the faithful performance of Executive's duties hereunder, (B) as required by applicable law or (C) in accordance with Section 4(a)(iii) below, while Executive is employed by the Company, and thereafter, Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive's employment with the Company, all Confidential Information in Executive's possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; *provided, however*, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party other than in Executive's capacity as an employee of the Company. For purposes of this Agreement, the term "Confidential Information" shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement.

(ii) Non-Solicitation. In addition to Executive's obligations under the Confidential Information Agreement, Executive shall not during the Executive's employment with the Company or for a period of one (1) year following Executive's termination of employment for any reason, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; *provided, however*, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 4(a). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company.

(iii) Response to Legal Process. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Company shall reimburse Executive costs of complying with these activities.

(iv) Survival of Provisions. The provisions of this Section 4(a) shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4(a) is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive's employment for any reason, Executive (or Executive's estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive's Base Salary earned through Executive's termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(d) above, (iii) any accrued but unused vacation pay owed to Executive under the Company's then-current vacation policy pursuant to Section 2(c) above, and (iv) any amount arising from Executive's participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c) Severance Payments upon a Covered Termination. If Executive experiences a Covered Termination, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a "Release of Claims") that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i) Severance.

(A) Executive shall be entitled to receive continued payment of his then-existing base salary, less applicable withholdings, for the Severance Period (as defined below) in accordance with the Company's normal payroll procedures; provided, however, that the first such payment shall be on the first regularly scheduled payroll date occurring on or after the sixtieth (60th) day following the date of the Covered Termination (such payroll date, the "First Payroll Date"), and any amounts otherwise payable prior to the First Payroll Date shall be paid on the First Payroll Date without interest thereon. For the purposes hereof, "Severance Period" shall mean the period commencing on Executive's Covered Termination and ending on the first anniversary of the Covered Termination or, in the case of a Covered Termination occurring on or after a Change in Control, the first anniversary of the Covered Termination.

(ii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive's date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive's covered dependents, less the amount of Executive's monthly premium contributions for such coverage prior to termination, until the earlier of (i) the end of the month during which the Severance Period ends and (ii) the date Executive and Executive's covered dependents, if any, become eligible for healthcare coverage under another employer's plan(s) (of which eligibility Executive agrees to give prompt notice to the Company) (in any case, the "COBRA Period"). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof). After the Company ceases to pay premiums pursuant to this Section 4(c)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive's expense in accordance the provisions of COBRA.

(iii) Equity Awards. Executive's then outstanding restricted stock or other equity awards covering shares of the Company's common stock shall accelerate in full, provided that vesting (or lapsing of repurchase rights) with respect to shares of stock purchased by Executive pursuant to that certain Restricted Stock Purchase Agreement between Executive and the Company dated as of August 8, 2013, as amended from time to time (the "Restricted Stock Purchase Agreement"), shall be determined in accordance with the Restricted Stock Purchase Agreement.

(d) No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance program or other arrangement provided by the Company.

(e) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive's employment shall not impair the rights or obligations of any party.

(f) Certain Reductions. The Company shall reduce Executive's severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with

Executive's termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive's employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive's termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company's statutory obligation.

5. Acceleration Upon a Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control of the Company, Executive's then outstanding restricted stock or other equity awards covering shares of the Company's common stock shall accelerate in full immediately prior to such Change in Control.

6. Limitation on Payments.

(a) Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise ("Payment") would (a) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive's after-tax proceeds: (i) payment in full of the entire amount of the Payment (a "Full Payment"), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a "Reduced Payment"), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b) If a Reduced Payment is made pursuant to this Section 6, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive's equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

8. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive's home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board of Directors of the Company.

9. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive's employment, or the termination of Executive's employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Mateo County, California, conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") under the applicable JAMS employment rules. **By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.** The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

10. **Miscellaneous Provisions.**

(a) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including, without limitation, any vesting provisions of Executive's equity award agreements.

(d) Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and a duly authorized officer of the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

(g) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(h) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting "Cause" for purposes of this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11. Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, ("Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, *provided* that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive's termination of employment constitutes a "separation from service" with the Company within the meaning of Section 409A ("Separation from Service") and, except as provided under Section 11(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive's Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive's Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive's Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive's benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive's Separation from Service or (ii) the date of Executive's death. Upon the first day of the seventh month following the date of the Executive's separation from service, all payments deferred pursuant to this Section 11(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

12. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. "Cause" means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) Executive's commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) Executive's attempted commission of, or participation in, a fraud or act of material dishonesty against the Company; (iii) Executive's intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iv) Executive's unauthorized use or disclosure of the Company's confidential information or trade secrets; or (v) Executive's gross misconduct.

(b) Change in Control. "Change in Control" means (i) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets, or (ii) a merger or consolidation of the Company with or into any other corporation or other entity or person or any other transaction or a series of related transactions, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company's outstanding voting power immediately following such transaction; provided that the following events shall not constitute a "Change in Control": (A) a transaction (other than a sale of all or substantially all of the Company's assets) in which the holders of the voting securities of the Company immediately prior to the merger, consolidation or other transaction hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger, consolidation or other transaction; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company's assets to an affiliate of the Company; (C) an initial public offering of any of the Company's securities; (D) a reincorporation of the Company solely to change its jurisdiction; (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company's securities immediately before such transaction; or (F) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any amount that constitutes "nonqualified deferred compensation," the transaction or event constituting the Change in Control must also constitute a "change in control event" (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such amount, to the extent required by Section 409A of the Code.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

VERRICA PHARMACEUTICALS INC.

By: /s/Matthew Davidson

Title: Matthew Davidson, Ph.D.

Date: December 2, 2015

EXECUTIVE

/s/Matthew Davidson

Name: Matthew Davidson, Ph.D.

Date: December 2, 2015

Signature Page to Employment Agreement

Exhibit E

VERRICA PHARMACEUTICALS INC.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

As a condition of my employment with Verrica Pharmaceuticals Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Verrica Pharmaceuticals Inc. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

1. AT-WILL EMPLOYMENT

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE PRESIDENT OR CHIEF EXECUTIVE OFFICER (“CEO”) OF THE COMPANY. ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2. APPLICABILITY TO PAST ACTIVITIES

The Company and I acknowledge that I have been engaged to provide services by the Company for a period of time prior to the date of this Agreement (the “Prior Engagement Period”). Accordingly, I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of Company that would have been “Company Confidential Information” (as defined below) if I received access to such information during the period of my employment with Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an “Invention” (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with Company under this Agreement; then any such information shall be deemed “Company Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

3. CONFIDENTIALITY

A. Definition of Confidential Information. I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B. Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, CEO, or the Board of Directors of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the President, CEO, and General Counsel of the Company (as applicable). I agree that I obtain no title to any Company Confidential Information, and that as between Company and myself, the Company retains all Confidential Information as the sole property of the Company. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 3.B shall continue after termination of my employment.

C. Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

4. OWNERSHIP

A. Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 4.G below (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B. Pre-Existing Materials. I will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Exhibit B) (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. I have attached hereto as Exhibit A, a list describing all Prior Inventions or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole property of the Company at all times.

E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 4.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 4.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G. Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS (AS DEFINED UNDER SECTION 4.A ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

5. CONFLICTING OBLIGATIONS

A. Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 5.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

6. RETURN OF COMPANY MATERIALS

A. Definition of Electronic Media Equipment and Electronic Media Systems. I understand that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. I understand that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for my use directly by the company or by third-party providers on behalf of the company.

B. Return of Company Property. I understand that anything that I created or worked on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 4.D.

C. Return of Company Information on Company Electronic Media Equipment. In connection with my obligation to return information to the Company, I agree that I will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained upon my Company Electronic Media Equipment before I return the information to the Company.

D. Return of Company Information on Personal Electronic Media Equipment. In addition, if I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Company Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if I locate such information I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems; and I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all Company information.

E. No Expectation of Privacy in Company Property. I understand that I have no expectation of privacy in Company property, and I agree that any Company property situated on Company premises, or held by third-party providers for the benefit of the company, is subject to inspection by Company personnel at any time with or without further notice. I also understand and agree that as it relates to the Company’s desire to protect its confidential and proprietary information, I have no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media Systems that I have used for Company purposes. I further agree that the Company, at its sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems. I also consent to an exit interview and an audit to confirm my compliance with this Section 6, and I will certify in writing that I have complied with the requirements of this Section 6.

7. TERMINATION CERTIFICATION

Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

8. NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

9. SOLICITATION OF EMPLOYEES

To the fullest extent permitted under applicable law, I agree that during my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this Section 9 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 3.

10. CONFLICT OF INTEREST GUIDELINES

I agree to diligently adhere to all policies of the Company, including the Company’s insider trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit D hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

11. REPRESENTATIONS

Without limiting my obligations under Section 4.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

12. AUDIT

I acknowledge that I have no reasonable expectation of privacy in any computer, handheld device, telephone, voicemail, email or other technology system that is used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all Company network traffic to and from any computer, handheld device, telephone, voicemail, email or other technology system I may use to access the Company’s internal networks. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

13. ARBITRATION AND EQUITABLE RELIEF

A. Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2 (THE “CCP ACT”), AND PURSUANT TO CALIFORNIA LAW, AND SHALL BE BROUGHT IN MY INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE CCP ACT. DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY OTHER STATUTORY OR COMMON LAW CLAIMS. NOTWITHSTANDING THE

FOREGOING, I UNDERSTAND THAT NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF MY RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B. Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/ AND FROM HUMAN RESOURCES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. I AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PROVIDED BY APPLICABLE LAW. I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE AND THE CALIFORNIA EVIDENCE CODE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA.

C. Remedy. EXCEPT AS PROVIDED BY THE CCP ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE CCP ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE OR PARTICIPATE IN COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

D. Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT

AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

E. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I ACKNOWLEDGE AND AGREE THAT I HAVE RECEIVED A COPY OF THE TEXT OF CALIFORNIA LABOR CODE SECTION 2870 IN EXHIBIT B. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

14. MISCELLANEOUS

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

B. Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement, together with the Exhibits herein, any executed agreements between me and the Company related to the grant or sale of equity, together with any related equity plan documents, and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

[SIGNATURE PAGE TO VERRICA PHARMACEUTICALS INC. AT-WILL EMPLOYMENT,

CONFIDENTIAL INFORMATION, AND INVENTION ASSIGNMENT AGREEMENT]

Date: August 9, 2013	/s/ Matthew Davidson
Signature

Matthew Davidson

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

         No inventions or improvements

         Additional Sheets Attached

Date: August 9, 2013	/s/ Matthew Davidson
Signature

Matthew Davidson

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

VERRICA PHARMACEUTICALS INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to Verrica Pharmaceuticals Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

I also agree that for twelve (12) months from this date, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this paragraph shall affect my continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 3 (Confidentiality) thereof.

After leaving the Company’s employment, I will be employed by                     in the position of                     .

Date:
Signature

Matthew Davidson

Address for Notifications:

EXHIBIT D

VERRICA PHARMACEUTICALS INC. CONFLICT OF INTEREST GUIDELINES

It is the policy of Verrica Pharmaceuticals Inc. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers, or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13. Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

Exhibit F

[22] An aspect of the present disclosure provides a process, con compound of formula (1) or (2):

(b) forming a compound having a structure selected from the grou